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                                                                                       EXHIBIT 12
                                                                                       ----------


                   TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (Dollars in millions)


                                                                                    For Six Months
                                                                                     Ended June 30
                                                                                    --------------
                                              1995    1996    1997    1998    1999    1999    2000
                                             -----   -----   -----   -----   -----   -----   -----
Income from continuing operations before
  income taxes and fixed charges:
    Income before extraordinary item,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes.....   $1,563   $ 105   $ 882   $ 725   $2,112   $ 934  $2,618
    Add interest attributable to
      rental and lease expense...........       41      44      44      41       30      19      15
                                            ------   -----   -----   -----   ------   -----  ------
                                            $1,604   $ 149   $ 926   $ 766   $2,142   $ 953  $2,633
                                            ======   =====   =====   =====   ======   =====  ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized).....................    $  69   $ 108   $ 114   $  85    $  84   $  40   $  47
  Interest attributable to rental
    and lease expense....................       41      44      44      41       30      19      15
                                             -----   -----   -----   -----    -----   -----   -----
Fixed charges............................    $ 110   $ 152   $ 158   $ 126    $ 114   $  59   $  62
                                             =====   =====   =====   =====    =====   =====   =====


Ratio of earnings to fixed charges.......     14.5       *     5.8     6.1     18.8    16.2    42.2
                                             =====   =====   =====   =====    =====   =====   =====
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* Not meaningful.  The coverage deficiency was $3 million in 1996.